UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2014

ACHAOGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36323	68-0533693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7000 Shoreline Court, Suite 371

South San Francisco, CA 94080

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 800-3636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2014, Achaogen, Inc. (“Achaogen” or the “Company”) announced that Ian Friedland, M.D., age 56, has been appointed as its Chief Medical Officer. Dr. Friedland was appointed by the Board of Directors on June 26, 2014 effective as of the date of commencement of his employment with the Company (the “Start Date”), which is expected to be on or about July 28, 2014. Dr. Friedland joins Achaogen from Cubist Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, where he has served as Vice President, Clinical Research since joining Cubist in December 2009. From January 2009 to December 2009, Dr. Friedland served as Chief Medical Officer at Calixa Therapeutics, Inc., a pharmaceutical company acquired by Cubist in December 2009. Dr. Friedland received his M.D. from the University of the Witwatersrand and completed a residency at Einstein Medical School and a pediatric infectious disease fellowship at the University of Texas Southwestern Medical Center.

Pursuant to the terms of an offer letter entered into between Dr. Friedland and Achaogen (the “Offer Letter”), Dr. Friedland will receive an annual base salary of $405,000. Dr. Friedland is also eligible to receive an annual incentive cash bonus targeted at 30% of his actual annual base salary, with the payment amount based upon performance as determined by Achaogen. Under the Offer Letter, Achaogen will pay Dr. Friedland a $70,000 sign-on bonus within the first 30 days of employment, which is subject to repayment in full if he voluntarily leaves the Company within his first year of employment. Dr. Friedland will also be reimbursed for certain relocation expenses up to $100,000.

Additionally, pursuant to the Offer Letter, the Company has agreed, subject to approval by the Company’s Board of Directors, that Dr. Friedland will be granted an option to purchase 97,500 shares of the Company’s common stock (the “Time-Based Option”) with an exercise price equal to the closing price of the Company’s common stock on the date of grant. One-fourth of the shares subject to the Time-Based Option will vest on the first anniversary of the Start Date and 1/48th of the shares will vest on each monthly anniversary thereafter, subject to Dr. Friedland continuing to provide services to the Company through such vesting date. The Company has also agreed, subject to approval by the Company’s Board of Directors, that Dr. Friedland will be granted an option to purchase 52,500 shares of the Company’s common stock (the “Performance-Based Option”) with an exercise price equal to the closing price of the Company’s common stock on the date of grant. One-third of the shares subject to Dr. Friedland’s Performance-Based Option will vest on the date that the closing trading price of the Company’s common stock first reaches or exceeds $33.00, $55.00 and $77.00 (in each case, as appropriately adjusted for stock splits, stock dividends, recapitalizations and the like), respectively, subject to Dr. Friedland continuing to provide services to the Company through such vesting date. The Time-Based Option and the Performance-Based Option will be granted under the Company’s 2014 Equity Incentive Award Plan and will terminate 10 years from the date of grant.

Dr. Friedland will also be entitled to certain change of control and severance benefits pursuant to the terms of the Offer Letter. In the event Dr. Friedland’s employment is terminated other than the period commencing three months prior to and ending 12 months following a Change of Control (as defined in the Offer Letter), other than (a) for Cause (as in the Offer Letter) or (b) as a result of his death or disability, and he delivers a release of claims in favor of the Company, then (i) Dr. Friedland will receive continuing payments of his base salary at the rate then in effect for a period of six months from the date of such termination and (ii) 25% of the then-unvested portion of any stock options or equity awards which vest solely based on continuous service will immediately vest and become exercisable. In the event Dr. Friedland’s employment is terminated within the period commencing three months prior to and ending 12 months following a Change of Control, other than (a) for Cause or (b) as a result of his death or disability, or in the event he resigns for Good Reason (as defined in the Offer Letter) within such period, and, in either case, he delivers a release of claims in favor of the Company, then (i) Dr. Friedland will receive continuing payments of his base salary at the rate then in effect for a period of 12 months from the date of such termination, and (ii) 100% of the then-unvested potion of any stock options or equity awards granted to Dr. Friedland will immediately vest and become exercisable.

In connection with his appointment, Dr. Friedland will also enter into a standard indemnification agreement in the form previously approved by the Company’s Board of Directors.

In connection with Dr. Friedland’s appointment, Kenneth J. Hillan, M.B. Ch.B., the Company’s President and Chief Executive Officer, will no longer serve as acting Chief Medical Officer.

The foregoing description of the material terms of the Offer Letter is qualified in its entirety by the terms of the Offer Letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q. A copy of the press release announcing Dr. Friedland’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference. The Company is filing this Current Report on Form 8-K in reliance upon the instruction to Item 5.02(c) of Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated July 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2014	ACHAOGEN, INC.

	By:	/s/ Derek A. Bertocci
Derek A. Bertocci
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated July 14, 2014.